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                                    EXHIBIT 5


WAVEPHORE, INC.                           March 31, 1999
3311 North 44th Street
Phoenix, Arizona 85018

Re:               Registration of Common Shares on Form S-8

Gentlemen:

                  You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of WavePhore, Inc., an Indiana corporation (the "Corporation"), relating to the offer and sale of up to 445,000 shares (the "Shares") of the Common Stock, no par value per share, of the Corporation, which Shares consist of shares that have been reserved for issuance upon the exercise of an option (the "Option") evidenced by that certain under the Non-Qualified Stock Option Agreement between the Corporation and David E. Deeds dated October 12, 1998 (the "Option Agreement"). In connection with your request, we have made such examination of the corporate records and proceedings of the Corporation and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

                  Based upon such examination, we are of the opinion that, when the Shares have been duly purchased upon the exercise of the Option and the purchase price therefor has been paid as described in the Option Agreement, and when the Corporation has complied with the Securities Act of 1933, as amended, and with the securities laws of the State of Indiana and all other jurisdictions in which Shares may be issued pursuant to the exercise of the Option, the Shares will be legally issued, fully paid and nonassessable.

                  This opinion letter is limited to the current federal laws of the United States and the current internal laws of the state of Indiana (without giving effect to any conflict of law principles thereof) and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion letter is dated and speaks as of the date of delivery.

                  We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,


                                          /s/ Barnes & Thornburg